Exhibit 99

FOR IMMEDIATE RELEASE

CONTACTS:
Investor Relations
(718) 709-2202
ir@jetblue.com

Corporate Communications
(718) 709-3089
CorporateCommunications@jetblue.com

JETBLUE AIRWAYS ANNOUNCES DEFERRAL OF 21 AIRBUS A320 AIRCRAFT

NEW YORK (May 27, 2008) — JetBlue Airways Corporation [NASDAQ: JBLU] announced today that it plans to defer 21 Airbus A320 aircraft originally scheduled for delivery between 2009 through 2011 to 2014 through 2015.

“In the face of escalating fuel costs, we believe it is essential to take a more financially conservative approach to managing our business,” said Dave Barger, JetBlue’s CEO. “The aircraft deferrals we announced today will help us further moderate our growth rate in 2009 and beyond, which will enhance liquidity, defer future debt obligations, and drive improved profitability.

“We would like to thank our partners at Airbus and International Aero Engines for their continued support and commitment to the long-term success of JetBlue,” said Barger.

New York-based JetBlue Airways has created a new airline category based on value, service and style. Known for its award-winning service and free TV as much as its low fares, JetBlue is now pleased to offer customers Lots of Legroom and super-spacious Even More Legroom seats. JetBlue introduced complimentary in-flight e-mail and instant messaging services on aircraft “BetaBlue,” a first among U.S. domestic airlines. JetBlue is also America’s first and only airline to offer its own Customer Bill of Rights, with meaningful and specific compensation for customers inconvenienced by service disruptions within JetBlue’s control. Visit www.jetblue.com/promise for details. JetBlue serves 53 cities with 550 daily flights. With JetBlue, all seats are assigned, all travel is ticketless, all fares are one-way, and an overnight stay is never required. For information or reservations call 1-800-JETBLUE (1-800-538-2583) or visit www.jetblue.com.

This press release contains statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy, including the ability to operate reliably the EMBRAER 190 aircraft and our new terminal at JFK; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines’ financial condition; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s 2007 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.